UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Crowley, Jr., A. William
   250 E. Carpenter Freeway
   Irving, TX  75062
2. Issuer Name and Ticker or Trading Symbol
   Associates First Capital Corporation
   AFS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   7/31/1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)
|5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |
Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |
Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |
Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |
End of Month     |ect(I)|                           |
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
Class A Common Stock       |7/15/9|P (1| |12.1336           |A  |$41.21     |
                |D     |                           |
                           |9     |)   | |                  |   |           |
                |      |                           |
------------------------------------------------------------------------------
-----------------------------------------------------|
Class A Common Stock       |7/3099|P (1| |13.0509           |A  |$38.31
|10,132.89          |D     |                           |
                           |      |)   | |                  |   |           |
                |      |                           |
------------------------------------------------------------------------------
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially
Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date
Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of
Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |
Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|
             |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |
             |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|
             |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|
Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of
Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |
             |       |Month       |(I)|            |
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
                      |        |     |    | |           |   |     |     |
     |       |       |            |   |            |
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
Explanation of Responses:
1. These shares were purchased through payroll deduction pursuant to the company's employee stock purchase plan.
SIGNATURE OF REPORTING PERSON
/s/ Michael J. Forde on behalf of A. William Crowley, Jr.
DATE
August 9, 1999